EXHIBIT 99.6

EXHIBIT E

EFiled: Nov 27 2013 01:41PM EST
Transaction ID 54624702
Case No. 6462VCG

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

FRANK DAVID SEINFELD,

Plaintiff,

v.

DONALD W. SLAGER, JAMES E. O’CONNOR, JOHN W. CROGHAN, TOD C. HOLMES, DAVID I. FOLEY, RAMON A. RODRIGUEZ, MICHAEL W. WICKHAM, JAMES W. CROWNOVER, NOLAN LEHMANN, ALLAN C. SORENSEN, WILLIAM J. FLYNN, W. LEE NUTTER, JOHN M. TRANI, MICHAEL LARSON, and REPUBLIC SERVICES, INC.,

Defendants.
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 6462-VCG

ORDER AND FINAL JUDGMENT

A hearing having been held before the Court on February 19, 2014, pursuant to the Scheduling Order entered by the Court on November __, 2013 (the “Scheduling Order”), upon a Stipulation and Agreement of Compromise and Settlement filed on November 27, 2013 (the “Stipulation”), and it appearing that (i) due notice of such hearing was given in accordance with the Scheduling Order and that such notice was adequate and sufficient, (ii) the Parties having appeared by their attorneys of record, (iii) the attorneys for the respective Parties having been heard in support of the Settlement, (iv) an opportunity to be heard having been given to all other persons desiring to be heard as provided in the Notice, and (v) the Settlement having been considered by the Court,
IT IS HEREBY ORDERED, ADJUDGED, AND DECREED, this ____ day of ____________, 2014, as follows:
1.All defined terms used but not otherwise defined in this Order and Final Judgment shall have the meanings as set forth in the Stipulation.

RLF1 9639082v.1

2.This Court has jurisdiction over the subject matter of this Action, including all matters necessary to effectuate the Settlement and this Order and Final Judgment and over all Parties to this Action.
3.The Notice has been disseminated by Republic pursuant to and in the manner directed by the terms of the Scheduling Order, proof of the dissemination of the Notice was filed with the Court, and full opportunity to be heard has been offered to all Parties and all persons in interest. The form and manner of the Notice and Summary Notice is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of Court of Chancery Rule 23.1 and due process. The Court further determines that all current Republic stockholders are bound by this Order and Final Judgment.
4.The Court finds that the Stipulation and the terms of the Settlement are fair, reasonable, adequate and in the best interests of Republic and its stockholders. The Settlement is hereby approved in all respects pursuant to Court of Chancery Rule 23.1. The Parties are hereby authorized and directed to comply with and to consummate the Settlement in accordance with the Stipulation’s terms and provisions, and the Clerk of Court is directed to enter and docket this Order and Final Judgment.
5.This Order and Final Judgment shall not constitute any evidence or admission by any Party that any acts of wrongdoing have been committed by any of the Parties and should not be deemed to create any inference that there is any liability therefrom.
6.The Director Stock Awards Claim and all of the Released Claims are hereby dismissed on the merits and with prejudice, in full and final release and discharge of any and all Released Claims.
7.Each Party shall bear his or its own costs, except as set forth in the Stipulation and in this Order and Final Judgment.
8.Each of the Releasing Parties and their respective heirs, executors, administrators, estates, predecessors in interest, predecessors, successors in interest, successors, and assigns shall be deemed to have,

RLF1 9639082v.1

and by operation of this Order and Final Judgment have, fully, finally, and forever released, settled, and discharged all Released Claims (including the Unknown Claims) as against all of the Released Parties, and are hereby permanently and forever barred and enjoined from instituting, commencing, prosecuting, or asserting in any way any of the Released Claims against any of the Released Parties.
9.Neither the Stipulation, nor any of the terms and provisions of the Stipulation, nor any of the negotiations or proceedings in connection therewith, nor any of the documents or statements referred to therein, nor the Settlement, nor the fact of the Settlement, nor the settlement proceedings, nor any statements in connection therewith, shall: (a) be argued to be, used, or construed as, offered or received in evidence as, or otherwise constitute an admission, concession, presumption, proof, evidence, or a finding of any liability, fault, wrongdoing, injury or damages, or of any wrongful conduct, acts or omissions on the part of any of the Released Parties, or of any infirmity of any defense, or of any damage to Republic or the Releasing Parties; (b) otherwise be used to create or give rise to any inference or presumption against any of the Released Parties concerning any fact alleged or that could have been alleged, or any claim asserted or that could have been asserted in the Action, or of any purported liability, fault, or wrongdoing of the Released Parties or of any injury or damages to any person or entity; or (c) otherwise be admissible, referred to or used in any proceeding of any nature, for any purpose whatsoever. Notwithstanding the foregoing, however, the Stipulation and this Order and Final Judgment may be introduced in any proceeding, whether in the Court or otherwise, as may be necessary to argue that the Stipulation and this Order and Final Judgment have res judicata, collateral estoppel, or other issue- or claim-preclusion effect or to otherwise consummate or enforce the Settlement and this Order and Final Judgment.
10.The Court finds that this Action has been properly maintained as a derivative action on behalf of Republic and its stockholders, the Settlement has been entered into and made in good faith through arm’s-

RLF1 9639082v.1

length negotiations, and that Plaintiff’s counsel has fairly and adequately represented the interests of Republic’s stockholders in connection with this Action.
11.Counsel for Plaintiff is hereby awarded attorneys’ fees, and reimbursement of costs and expenses, in the total amount of $_______ in connection with this Action, to be paid according to the terms set forth in the Stipulation.
12.Without affecting the finality of this Final Order and Judgment in any way, jurisdiction is reserved over all matters related to the administration, consummation, and enforcement of the terms of the Stipulation and Settlement.

______________________________________
Vice Chancellor Sam Glasscock, III

RLF1 9639082v.1
4